As filed with the Securities and Exchange Commission on November 10, 2003 Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________
FORM S-8
Registration Statement
Under the Securities Act of 1933
____________________________________
SURGICARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

12727 Kimberly Lane, Suite 200
Houston, Texas 77024
(713) 973-6675
(Address, including zip code, and
telephone number, including
area code, of registrant's
principal executive offices)

58-1597246
(I.R.S. Employer
Identification Number)

Keith LeBlanc
12727 Kimberly Lane, Suite 200
Houston, Texas 77024
(713) 973-6675
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

Individual Compensation Agreement
(Full Title of the Plans)
_________________
copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 2600
Austin, Texas 78701
512-499-3600
512-536-5719 (fax)
_________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.005 per share	682,035	$0.44	$300,095	$38.02

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the registrant's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the common stock as reported by the American Stock Exchange on November 3, 2003.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents filed by the registrant (SEC file number 001-16587) with the Commission are hereby incorporated by reference:

Form 10-KSB for fiscal year ended December 31, 2002, filed with the Commission on April 15, 2003;

Form 10-QSB for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003.

Form 10-QSB for the fiscal quarter ended June 30, 2003; filed with the Commission on August 19, 2003.

Form 8-K filed with the Commission on August 22, 2003.

Form 8-K filed with the Commission on August 20, 2003.

Form 8-K filed with the Commission on August 4, 2003.

Form 8-K filed with the Commission on May 15, 2003.

Form 8-K filed with the Commission on April 1, 2003.

Form 8-K filed with the Commission on January 29, 2003.

The description of registrant's common stock contained in its Registration Statement on Form 10-SB/A filed with the Commission on January 28, 2000.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. The statements in this document will modify and supercede any inconsistent statements contained in a document incorporated or deemed incorporated in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities

Not Applicable.

Item 5. Interest of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Registrant's bylaws provide that registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the general corporation law of Delaware and the Certificate of Incorporation.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise before such amendment or repeal.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No. _____________________Identification of Exhibit

5.2 Opinion of Strasburger & Price, LLP, regarding legality
23.3 Consent of Counsel (included in Exhibit 5.2)
23.4 Consent of Weinstein Spira & Company, P.C., independent public accountants
99.2 Medical Director Agreement by and between Bellaire SurgiCare, Inc. and Long Nguyen, M.D.
99.3 Letter Agreement by and between the Company and David Roberts
99.4 Letter Agreement by and between the Company and Gerald McIntosh
99.5 Letter of Agreement – Contract by and between the Company and Hank Moore
99.6 Services Agreement by and between the Company and SMT Marketing, LLC
_____________________

Item 9. Undertakings

The undersigned registrant undertakes:

(a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) include any prospectus required by section 10(a)(3) of the Securities Act.

(2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To include any additional or changed material information on the plan of distribution.

(b) That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report as required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Because indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant according to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 10, 2003.

SURGICARE, INC.

By:
Keith LeBlanc, Chief Executive Officer ___/s/ Keith LeBlanc_________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith LeBlanc______ Keith LeBlanc	Director, President and Chief Executive Officer	November 10, 2003

/s/ Phil Scott___________ Phil Scott	Chief Financial Officer and Secretary	November 10, 2003

/s/ Michael Mineo_______ Michael Mineo, M.D.	Director	November 10, 2003

/s/ Bruce Miller_________ Bruce Miller, M.D.	Director	November 10, 2003

/s/ Sherman Nagler______ Sherman Nagler, M.D.	Director	November 10, 2003

/s/ Jeffrey Penso________ Jeffrey Penso, M.D.	Director	November 10, 2003